Exhibit 3.5

AMENDMENT OF CERTIFICATE OF DESIGNATION OF SERIES C CONVERTIBLE PREFERRED STOCK

Ross Miller
Secretary of state
204 N Carson St Ste1
Carson City Nevada 89701-4299
775-684-5708
Website: www.nvsos.gov

Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390- after issuance of stock)

1.  Name of corporation:
Global Entertainment Holdings, Inc.

2.  The articles have been amended as follows (provide article number, if available)

Article No. 4
Section 1. Authorized Shares
The Board of Directors authorizes the issuance of and the designation and preferences and relative participating, optimal, and other special rights and qualifications, limitations and restrictions of a series of Preferred Stock consisting of six million five hundred thousand (6,500,000) shares, $0.001 par value, to be designated “Series C Convertible Preferred Stock” (the Series C Convertible Preferred Stock).

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is 58.7%

4.  Effective date of filing (optional)    11/8/08

5.  Signature (require)

/s/ Terry Gabby
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.